Exhibit 10.16

[Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed]

April 25, 2019

POC 19-0017

Mr. Jeff DiRubio

Dear Jeff:

I am pleased to offer you the employee position of Vice President, Sales & Marketing with Precision Optics Corporation. Acceptance of this offer will constitute termination of the Consulting Agreement entered into between you and the Company on March 30, 2018, provided, however, that the $2,000 travel advance made in accordance with Addendum 1 of the Consulting Agreement will be reimbursed by you to the Company or deducted from your last payroll payment.

If you accept our offer, your effective start date as an employee of the Company will be Wednesday, May 1, 2019. Your initial base salary as an exempt employee will be $168,000 per year, less applicable deductions, payable in accordance with the regular payroll practices of the Company. Your position will report to the CEO of the Company. You will also be granted a stock option to acquire one hundred thousand (100,000) shares of the Company’s common stock. These options will have an exercise price equal to the closing price of the stock on the day the Board approves the award. They will vest in three installments of 34,000, 33,000, and 33,000 on May 1, 2020, 2021 and 2022, respectively, and they will be subject to the terms of the Company’s incentive stock option plan and final approval by the Company’s Board of Directors.

You will also be eligible to earn two bonus payments each fiscal year beginning with the fiscal year ending June 30, 2020. These bonuses will be $50,000 for attainment of 100% of [___] and $25,000 for attainment of 100% of [___]. [___] and [___] will be set each year by the Company CEO. You will be eligible for a pro-rated bonus on [___] that meet or exceed at least 80% of [___] and on [___] that meet or exceed at least 75% of [___]. Each of these bonuses will be paid on a yearly basis, in the first regular payroll following the Company’s 10K filing. The Company may make quarterly pre-payments against the expected yearly bonus, at the sole discretion of the CEO, after discussion with you. If pre-payments are made in the first, second or third quarter, the nominal cumulative value will be calculated according to the percentage of ¼, ½, and ¾, respectively, of the yearly targets, achieved by the end of each quarter, but any actual pre-payment may be less than the nominal amount calculated. In order to limit the risk to you that the sum of pre-payments could exceed the annual bonus, resulting in a required return payment by you to the Company, the Company CEO will consider [___] when deciding if a pre-payment should be made. If a pre-payment is made, it will be paid in the first regular payroll following the Company’s 10Q filing for each quarter.

For the quarter ending June 30, 2019, you will be eligible to earn a bonus of $12,500 for attainment of [___], with a pro-rated bonus paid for [___] of this target. You will also be eligible for a bonus of $2,500 if the Company achieves a [___] for this quarter. Both of these bonuses will be based solely on [___] for the Company’s Garner, MA operation.

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During your employment, you will be eligible to participate in all benefit plans made available by the Company from time to time to employees generally, subject to plan terms and generally applicable Company policies.

Precision Optics Corporation currently provides the following benefits to full-time employees: [___]

The Company is committed to providing a drug-free workplace and has established a drug-free workplace policy. All employees are required to strictly abide by this policy as a condition of employment.

You will be expected to devote your full business time and efforts to the performance of your duties and responsibilities for the Company, and to abide by all Company policies and procedures, as in effect from time to time. You will fulfill the duties of the Vice President, Sales & Marketing, position by working remotely and by working on-site at the Company on average one day per week, plus additionally as and when required by the position.

You will be considered by the Company to be an “insider” for purposes of Section 16 of the Securities and Exchange Act of 1934 and required to file with the SEC a Form 3 upon the effective date of this agreement reflecting your beneficial ownership in POC stock, and a Form 4 for any transaction that represents a change in your ownership thereafter. The Company’s legal counsel will assist you with those filings.

As a condition of your employment, you will remain obligated to the terms and conditions of the Company's standard "Employee Proprietary Information Agreement" which you agree to or already have executed.

Please note that this offer letter and your response are not meant to constitute a contract of employment for a specific term. This means that, if you accept this offer, you will retain the right to terminate your employment at any time and that the Company will retain a similar right. We do ask, however, that you give three (3) months' written notice if you decide to resign. The Company will give you comparable three (3) months’ notice, or payment in lieu of notice, if it terminates your employment. In addition, if your position with the Company is involuntarily terminated within six (6) months of a “Change in Ownership” for a reason other than “Cause”, the Company will pay you six (6) months of pay at your then current annual salary rate.

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The offer of employment described in this letter shall terminate at the end of the day on Monday, April 29, 2019. By signing below to accept this offer of employment, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that is not set forth expressly in this letter.

Jeff, formalities aside, I look forward to the transition of your VP, Sales & Marketing role to an employee position at POC.

Very truly yours,

/s/ Joseph N. Forkey
Joseph N. Forkey
Chief Executive Officer

Acceptance

I, Jeff DiRubio, hereby accept the offer of employment as herein stated.

/s/ Jeff DiRubio
Signature

4-26-2019
Date

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